Exhibit 10.18

The picture can't be displayed. Promissory Sale and Purchase Agreement of real estate property located in Benavente "Fusion Factory" BY AND BETWEEN FUSION FUEL PORTUGAL, S.A. as Promissory Seller AND SCPI CORUM EURION - SUCURSAL EM PORTUGAL as Promissory Purchaser AND FUSION FUEL GREEN PLC. as guarantor Lisbon, 1 6 December 2022

TABLE OF CONTENTS

THE PARTIES 3
WHEREAS 3
CLAUSES 4
1. DEFINITIONS AND INTERPRETATION 4
2. SALE AND PURCHASE 5
3. PURCHASE PRICE AND PAYMENT 5
4. PRE-EMPTION RIGHTS 6
5. COMPLETION 6
6. POST-COMPLETION ACTIONS 8
7. REPRESENTATIONS AND WARRANTIES 10
8. DAMAGES 10
9. GUARANTEE RELATED TO THE LEASE AGREEMENT 11
10. INTERIM PERIOD 11
11. REAL ESTATE BROKERAGE 12
12. MISCELLANEOUS 12
13. NOTICES BETWEEN THE PARTIES 13
14. APPLICABLE LAW AND JURISDICTION 14
15. DATA PROTECTION 14
16. LIST OF SCHEDULES 14
SCHEDULE 1 PROPERTY'S LAND REGISTRY PERMANENT EXCERPT AND TAX CERTIFICATE 17
SCHEDULE 2 USE PERMIT 18
SCHEDULE 3 DRAFT LEASE AGREEMENT 19
SCHEDULE 4 ESTIMATED SETTLEMENT OF ACCOUNTS 20
SCHEDULE 5 PROMISSORY SELLER'S REPRESENTATIONS AND WARRANTIES 21
SCHEDULE 6 PROMISSORY PURCHASER'S REPRESENTATIONS AND WARRANTIES 24
LIST OF DOCUMENTS TO BE HANDED OVER TO THE PROMISSORY PURCHASER ON COMPLETION DATE 25
SCHEDULE 8 PLANS OF THE PROPERTY 26
SCHEDULE 9 WORKS TO BE PERFORMED BY THE PROMISSORY SELLER 27

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The picture can't be displayed. THE PARTIES FUSION FUEL PORTUGAL, S . A . , with registered office at Rua da Fabrica, without number, Sabugo, Almargem do Bispo, Pero Pinheiro e Montelavar, Sintra, Portugal, registered with the Commercial Registry Office under the sole tax identification and registration number 514909439 , with a share capital of EUR 50 , 100 . 00 , herein represented by Carlos Andre de Melo Pinheiro Antunes, in his/her capacity as Director (the "Promissory Seller") ; and SCPI CORUM EURION - SUCURSAL EM PORTUGAL, with registered office at Avenida da Liberdade, 240 , 1 st floor, Lisbon, Portugal, registered with the Commercial Registry Office under the sole tax identification and registration number 980721776 , which is an affiliate of CORUM EURION, with registered office at 1 Rue Euler, 75008 , Paris, France, registered in the respective commercial registry office under the number 880811567 , with the share capital of EUR 4 , 527 , 680 . 00 , herein represented by Miguel Valente Bento, in his capacity as attomey - in fact (the "Promissory Purchaser" . FUSION FUEL GREEN pie, a pie incorporated under the laws of the Republic of Ireland, with registered offices at The Victorians, 15 - 18 Earlsfort Terrace, Saint Kevin's - Dublin 2 , Ireland], registered with the Commercial Registry Office under the sole registration 669283 and taxpayer number 3697262 OH, with the share capital of EUR 25 . 000 , 00 and USO 11 . 212 , 50 , herein represented by Jaime Domingos Ferreira da Silva, in his/her capacity as Direc tor (the "Guarantor'') ; 3 /27 I. II. Ill. The Promissory Seller and the Promissory Purchaser shall hereinafter be jointly referred to as the "Parties" and each of them individually as "Party". WHEREAS I. II. Ill. V. The Promissory Seller is the sole owner and lawful possessor of the urban property (predio urbano) located at Zona Industrial de Vale Tr ipe iro - Plot 10 - I/ J/ K / L/ M / N / 0 (Benavente - Portugal), in the parish of Benavente, Municipality of Benavente, described at the Land Registry Office of Benavente under number 3827 of the referred parish and inscribed with the Tax Authorities under article 5997 of the same parish (copy of the land registry excerpt and tax certificate of the Property are attached hereto as Schedule 1 ) (the "Property") . The use permit no . 32/04 was issued by the municipality of Benavente on 22 March 2004 (the "Use Permit"), copy of which i s attached to this Agreement as Schedule 2 . The Promissory Seller undertakes to deliver to the Promissory Purchaser, prior to Completion Date, the energy and air quality certificate issued for the Property. IV . Pursuant to the terms and subject to the conditions setforth hereunder, the Promissory Purchaser in tends to purchase from the Promissory Seller and the Promissory Seller intends to sell to the Promissory Purchaser, the Property within the framework of a sale and leaseback transaction (the "Transaction") . The Promissory Purchaser has agreed with the Promissory Seller that the latter shall continue to occupy the Property pursuant to the Lease Agreement to be executed with the execution of the sale and purchase deed pursuant to the terms set out in this Agreement between the Promissory Purchaser and the Promissory Seller according to thedraft attached hereto as Schedule 3 , which shall come fully into effect on the date of execution of the Deed .

Now, therefore, the Parties agree to enter into this promissory sale and purchase agreement in respect of the Property (the "**Agreement**"), which shall be governed by the above Recitals and by the following

CLAUSES

1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

Capitalised terms used in this Agreement (including in the Recitals above) shall have the meanings set forth following the use of such terms or the meaning defined hereunder, unless the contrary results of the wording of the Agreement or of the context in which such terms are used:

"Agreement"	means this promissory sale and purchase agreement.
"Business Day"	means a day (other than a Saturday or a Sunday or a public holiday (either national or municipal)) on which banks are open to the public in Lisbon (Portugal) and Paris (France).
"Completion Date"	means the date on which the Deed is executed and the Property is therefore fully transferred by the Promissory Seller to the Promissory Purchaser under the terms of this Agreement and the Deed and the Lease Agreement is entered into.
"Confidential Information"	has the meaning given to it in Clause 11.1.
"Deed"	means the public deed of sale and purchase of the Property to be entered into by and between the Parties under the terms and conditions of this Agreement.
"Lease Agreement"	means the lease agreement to be entered into on Completion Date by and between the Promissory Seller, as tenant, and the Promissory Purchaser, as landlord, the agreed version of which is attached hereto as in **Schedule 3**.
"Misrepresentation"	means the event where any of the Parties' representations and warranties is found to be, in whole or in part, false, incomplete, misleading or inaccurate.
"Post-Completion Actions"	has the meaning given to it in Clause 6.
"Property"	has the meaning given to it in Recital I.
"Purchase Price"	means the total cash consideration for the Property to be paid to the Promissory Seller under the terms and conditions set forth in Clause 3.

1.2 INTERPRETATION

Without prejudice to the general rules of interpretation applicable in accordance with the Portuguese law, and except as expressly provided for in this Agreement, or as the context otherwise requires, the following rules of interpretation apply to this Agreement:

(A) References to the singular include a reference to the plural and vice versa;

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The picture can't be displayed. (I) 5 /27 2. (8) References to Recitals, Clauses, Paragraphs and Schedules are references to recitals, clauses, paragraphs and schedules to this Agreement; (C) References to a "company" shall be construed so as to include a company, corporation or other corporate body, wherever and however incorporated or established; (D) References to days (if not to Business Days) refer to calendar days; (E) Any re f erenceto a law includes the reference to that law as amended, modified or re - enacted; (F) The table of contents and the descriptive headings (both in the clauses of this Agreement and in the captions of the Schedules) are used for convenience only and shall not be deemed relevant for the purposes of interpretation of this Agreement ; (G) The Schedules form an integral part of this Agreement and have the same legal effect as if their provisions were set out in the body of this Agreement ; any reference to this Agreement shall include the Schedules ; (H) The words "include" , "including," "in particular" or variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation" ; The words such as "herein", "hereinafter" "hereof ' and "hereunder'' refer to this Agreement as a whole and not merely to a subdivision, in which such words appear unless the context otherwise requires . (J) Where the last day forthe performance of an obligation orexercise of a right under this Agreement falls on a day which is not a Business Day, the end of such term shall be extended to the next Business Day . SALE AND PURCHASE Subject to the terms and conditions set forth hereunder, the Promissory Seller hereby promises to sell, transfer and deliver the Property to the Promissory Purchaser and the Promissory Purchaser hereby promises to purchase the Property from the Promissory Seller, free and clear of all and any liens and encumbrances, responsibilities and third party rights, save for the Lease Agreement . The Parties clarify that the execution of the Lease Agreement together with the Deed is an essential condition for either Party to enter into this Transaction, without which neither Party would have wanted to enter into the Transaction . 3. PURCHASE PR I CEAND PAYMENT 1. PURCHASE PRICE The Purchase Price due in consideration for the acquisition of the Property is EUR 9 , 325 , 000 . 00 (nine million three hundred and twenty five thousand euros) . 2. PAYMENT OF THE PURCHASE PRICE W i thout prejudice to the set - offs tobemade under Clause 5 . 5 below, on Completion Date, the Promissory Purchaser shall pay to the Promissory Seller the Purchase Price, deducted from the Holdback Amounts mentioned in Clause 6 . 4 . The payments shall be made either through bank cheque issued in favour of the Promissory Seller or by means of bank transfer to the bank account of the Promissory Seller opened in bank BPI with the following IBAN PT 50 0010 0000 58983700001 71 .

4. PRE-EMPTION RIGHTS

4.1 PRINCIPLES AND PRE-EMPTION NOTICE

The Parties acknowledge that it is a legal and essential condition for the execution of the Deed in respect of the Property for the Promissory Seller to have obtained a decision, either express or tacit, from the public entities holding a legal pre-emption right, that they will not exercise such pre-emption rights. For these purposes, "decision" shall mean that public entities holding a legal pre-emption right have not explicitly exercised their pre-emption rights over the Property up to the elapsing of the applicable legal term for the exercise of such pre-emption rights.

The Promissory Seller served the pre-emption notice to the relevant public entities through the *Casa Pronta* website on 30 November 2022.

The Promissory Seller shall promptly provide the Promissory Purchaser with copies of:

(A) The documents issued by the public entities entitled to a pre-emption right that evidence the non-exercise of their relevant pre-emption rights (notably the confirmation at the *Casa Pronta* website that none of the public entities has exercised the pre-emption right within the relevant term);

(B) Any replies, letters or writings the Promissory Seller may receive from the notified entities.

4.2 CONSEQUENCES OF THE EXERCISE OF A PRE-EMPTION RIGHT

In the event that an entity benefiting from a pre-emption right exercises such pre-emption right in relation to the Property, this Agreement shall be automatically terminated, no amount being owed by any Party to any other Party.

5. COMPLETION

5.1 DEED

The Deed is scheduled for 20 December 2022, at the office of the Promissory Purchaser's lawyers located at Praça Marquês de Pombal, 12, Lisbon.

Each Party shall promptly and mutually provide to the other Party upon request all documents reasonably requested by them or by the notary for the execution of the Deed.

The definitive handover (*tradição*) of the Property shall only occur upon execution of the corresponding Deed.

5.2 COMPLETION ACTIONS

5.2.1 Actions to be carried out by the Parties

On Completion Date, the Promissory Seller and the Promissory Purchaser will perform the following acts:

(A) The Parties will execute the Deed, pursuant to which, inter alia, the Promissory Seller will sell to the Promissory Purchaser, and the Purchaser will purchase from the Seller, the Property;

(B) The Parties will enter into the Lease Agreement, in accordance with the agreed form attached hereto as **Schedule 3**.

5.2.2 Actions to be carried out by the Seller

On Completion Date, the Promissory Seller shall deliver to the Promissory Purchaser:

(A) The original or certified copy of the Use Permit of the Property;

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(B) The energy and interior air quality certificate issued in respect of the Property; and

(C) All other documents related with or pertaining to the Property that are in the Promissory Seller's possession as requested by the Promissory Purchaser, in accordance with the list included hereto as **Schedule 7.**

5.2.3 Simultaneous nature of actions performed on Completion Date

All the actions referred in this clause are reciprocally dependent and shall take place on Completion Date as simultaneously as practical. The Parties expressly acknowledge and agree that the performance of all actions provided in Clauses 5.2.1 and 5.2.2 on Completion Date is an essential obligation under this Agreement and that none of them will be held to have been performed until each and every action has been completed.

5.3 COSTS AND EXPENSES

5.3.1 Taxes, debts, liabilities and expenses

Any taxes, debts, liabilities or expenses (including, without limitation, Municipal Tax Over Real Estate Assets – *Imposto Municipal sobre Imóveis* –in relation to the Property, due or relating to a period prior to the Completion Date (exclusive), including the potential increase of municipal property tax (IMI) for the past years as a result of the update of the tax registered value (notably in case of an update of the registered areas of the Property), and fines shall be exclusively borne by the Promissory Seller, regardless of the date on which the latter became aware of its existence, or the date on which such payment obligations are assessed or accrued. The Promissory Seller shall also be exclusively liable for any taxes, debts, liabilities or expenses in relation to the Property due or relating to a period after the Completion Date (inclusive) during which the Lease Agreement is in force.
The Parties further agree that the Promissory Seller shall provide to the Promissory Purchaser prior to the date of execution of the Deed proof of payment of all installments of the municipality property tax due in 2022.

5.3.2 Set-Off

The Purchase Price to be paid by the Promissory Purchaser to the Purchaser Seller on Completion Date will be set off with the amounts due by the Promissory Seller (as tenant) to the Promissory Purchaser (as landlord) on such date under the Lease Agreement.

The Promissory Seller shall provide the Promissory Purchaser with the updated calculation of the amounts to be set-off with the Purchase Price substantially according to the format of the document attached as **Schedule 4**, at least 5 (five) Business Days prior to the Completion Date.

5.3.3 Costs and expenses related to the deed

All costs and expenses incurred with the execution of the Deed below shall be borne by the Promissory Purchaser.

Payment of property transfer tax (*Imposto Municipal sobre as Transmissões Onerosas de Imóveis* – IMT) and stamp duty (*Imposto do Selo*) regarding the execution of the Deed will be due by the Promissory Purchaser.

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6. POST-COMPLETION ACTIONS

6.1 POST-COMPLETION ACTIONS

The Parties acknowledge that the Promissory Seller holds, and will continue to hold after Completion Date, an umbrella insurance policy that covers not only the Property but also other assets as well as the activity of the Promissory Seller. Given that, as from Completion Date, the Promissory Purchaser will also have a property insurance policy in place, the Property will temporarily benefit from two insurance policies. Therefore, the Promissory Seller hereby acknowledges and undertakes that, in case of damage affecting the Property and while the Promissory Seller is not able to replace such insurance policy by a multi-risks insurance policy as tenant of this Property to be hired and kept in force pursuant to the terms of the Lease Agreement, the insurer of the Promissory Seller's insurance policy will not make any claim to the insurer hired by the Promissory Purchaser as from Completion Date in relation to the Property's insurance policy.

The Promissory Seller undertakes, at its own expense, to carry out each and every one of the following post-completion actions (the "**Post-Completion Actions**") in the form and within the time periods indicated below:

(A) to conduct the legalisation procedures with the Municipality of Benavente regarding the construction works carried out in the Property relative to (i) the additional area of circa 700 sq.m. (which was identified by the Municipality of Benavente in the context of the inspection report (*auto de vistoria*), dated 10 May 2022) better identified in the plan attached as **Schedule 8** and (ii) the security house also better identified in the plan attached as **Schedule 8**, and to obtain the corresponding use permit(s) (*alvará(s) de utilização*) for the Property following the completion of the legalisation procedures, paying the corresponding taxes to the municipality as these may be due.

In case the new use permit(s) is/are not issued by the Municipality before 31 March 2023 , or in case the Municipality refuses the licensing of the same before said dates, the Promissory Seller undertakes to demolish the mentioned unlicensed areas within (*a*) the corresponding deadline as required by the Municipality of Benavente or (*b*) within 4 months, whichever occurs first, being liable for the corresponding licensing procedures if due and payment of all costs;

(B) following the issuance of the new use permits mentioned in the preceding paragraph, the Promissory Seller undertakes to correct the areas of the Property with the Land Registry Office and the Tax Authorities, in order for the areas indicated in the land registry excerpt and in the tax certificate of the Property to duly reflect the mentioned areas identified in **Schedule 8.**

In case the new use permit(s) is/are not issued by the Municipality pursuant to the terms set forth in the preceding paragraph, this Post-Completion Action will no longer be due by the Promissory Seller. Deadline for satisfaction of this Post-Completion Action: within 3 months following the issue of the new use permit(s);

(C) to perform the works better described in **Schedule 9**. Deadline for satisfaction of this Post-Completion Action: the partial deadlines provided in said **Schedule 9**;

(D) to provide the Promissory Purchaser with the following technical documents until the end of January 2023: MAPS final version signed off for the Property;

(E) to provide the Promissory Purchaser with the following licensing documents within one year from the Completion Date: allotment permit, the construction license and construction permit (*licença de construção e alvará de construção*), approving the current layout of the Property.

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The picture can't be displayed. In case the Promissory Seller does no t provide the Promissory Purchaser with the documentation identified in(E) above within the term established therein, within 10 Business Days counted from the end of the term the Promissory Seller shall pay the Promissory Purchaser a fixed penalty in the amount of EUR 15 , 000 . 00 . The Promissory Seller will carry out the Post - Completion Actions in a diligent and proactive manner so as to seek satisfaction of the same as soon as reasonably possible and, once the same are completed, will provide satisfactory evidence thereof to the Promissory Purchaser . 2. COOPERATION The Promissory Purchaser undertakes , to the extent permitted by law, to co - operate with the Promissory Seller in good faith and to provide all reasonable assistance to the Promissory Seller with a view to satisfying the Post - Completion Actions . The Parties agree that all requests and enquiries from any public authority, municipality or body which relate to the satisfaction of the Post - Completion Actions shall be dea lt with by the Promissory Seller and the Promissory Purchaser in consultation with each other and the Promissory Seller and the Promissory Purchaser shall promptly co - operate with and provide all necessary information and assistance reasonably required by public authority, municipality or body upon being requested to do so by the other . 3. SPECIFIC INDEMNITY The Promissory Seller shall indem nify and keep the Promissory Purchaser harmless from any damages and losses arising from the non - execution by the relevant deadline or from the defective execution by the Promissory Seller of the Post - Completion Actions set out in Clause 6 . 1 . 4. PRICE RETENTION AMOUNTS Simultaneously with the execution of the Deed, with the aim to secure compliance with the Post Completion Action obligation set out in Clause 6 . 1 (C) related to theexecution of the works (the"Holdback Amounts") the Promissory Purchaser shall retain, from the Purchase Price, the amount of EUR 926 , 082 . 62 . Every six months counting from the anniversary date of the Completion Date, the Parties, together with the technical consultant appointed by thePromissory Purchaser Gleeds (or any other thirdparty appointed by the Promissory Purchaser to that end) will assess the works and/or repairs performed during the previous six - month period by the Promissory Seller from the list attached as Schedule 9 and upon assessment of the works carried out during that period, the corresponding amounts will be released by the Promissory Purchaser accordingly to the Promissory Seller, the Holdback Amount being therefore gradually reduced . Such amounts shall be paid by the Promissory Purchaser to the Promissory Seller's bank account iden ti fied in Clause 3 . 2 above within 10 days after signing by the Parties of adelivery report (auto de entrega) confirming the completion of the corresponding works . In the event that, at any six - month period , the Promissory Seller has not progressed on the execution of the works, it shall give written notice thereof to the Promissory Purchaser and the Parties shall waive to the inspection and delivery report on the end of such six - month period . For the avoidance of doubt, the amounts ind i cated in Schedule 9 for each item are merely indicative and served asbasis for the calculation of the Holdback Amounts but do not limit in any way the Seller's liability for completing those works, the Promissory Seller remaining fully liable for completion of the works and bearing the corresponding cost infull regardless of any potential price variations thatthe same may suffer . 9 /27

In the event that any of the works are not completed by the Promissory Seller within the respective deadline provided in **Schedule 9**, the corresponding retained amount as better identified in **Schedule 9** will be definitively kept by the Promissory Purchaser, such retention not being deemed as a purchase price reduction but rather as a set off with the compensation that is due by the Promissory Seller to the Promissory Purchaser for failure of completion of the works.

If for any reason the Lease Agreement terminates before its term and by the time of termination the Promissory Seller still benefits from any guarantees or warranty periods of any of the works provided in **Schedule 9** which are still valid and in force, the Promissory Seller will ensure the assignment of the benefit of such guarantees to the Promissory Purchaser.

7. REPRESENTATIONS AND WARRANTIES

7.1 PROMISSORY SELLER'S REPRESENTATIONS AND WARRANTIES

The Promissory Seller hereby make the representations and warranties set forth in **Schedule 5** in favour of the Promissory Purchaser, which are true, accurate and not misleading, and of essence for the Promissory Purchaser's will to enter into this Agreement ("**Promissory Seller's Representations and Warranties**").

7.2 PROMISSORY PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Promissory Purchaser hereby makes the representations and warranties set forth in **Schedule 6** in favour of the Promissory Seller, which are true, accurate and not misleading, and of essence for the Promissory Seller's will to enter into this Agreement ("**Promissory Purchaser's Representations and Warranties**").

7.3 REPETITION

The Representations and Warranties shall be deemed (i) made on the date hereof, and (ii) repeated on Completion Date, by inclusion in a complementary document to the Deed.

8. DAMAGES

8.1 DAMAGES FOR BREACH OF THIS AGREEMENT OTHER THAN A BREACH OF REPRESENTATIONS AND WARRANTIES

In the event that the Promissory Seller definitely breaches this Agreement and fails to execute the Deed, the Promissory Purchaser shall be entitled to terminate this Agreement and to receive from the Promissory Seller a compensation equal to 10% of the Purchase Price, no other amounts being due for any reason whatsoever.

In case the Promissory Purchaser definitely breaches this Agreement and fails to execute the Deed, the Promissory Seller shall be entitled to terminate this Agreement and to receive from the Promissory Purchaser a compensation equal to 10% of the Purchase Price, no other amounts being due for any reason whatsoever.

For the avoidance of doubt, if any of the Parties fails to execute the Lease Agreement simultaneously with the Deed, that will be deemed a definitive breach of this Agreement and the Parties will therefore not execute the Deed.

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Alternatively, any of the Parties may resort to the specific performance regime (*execução específica*) of this Agreement as set forth under article 830 of the Portuguese Civil Code (*Código Civil*), provided that the Lease Agreement is also entered into.

The Parties' obligations under the Agreement shall be deemed as having been definitively breached when any of the Parties does not comply with any duty it undertook hereunder and such default situation (i) is not remediable; or (ii) is not cured within 10 (ten) Business Days counted from receipt of the notice sent by the non-defaulting party for said purposes.

8.2 DAMAGES DUE BY THE PROMISSORY SELLER OR BY THE PROMISSORY PURCHASER IN THE EVENT OF A MISREPRESENTATION

The Promissory Seller shall be liable to the Promissory Purchaser for any damage and losses arising for the Promissory Purchaser as a result of a Misrepresentation.

The Promissory Purchaser shall be liable to the Promissory Seller for any damage and losses arising for the Promissory Seller as a result of a Misrepresentation.

In case the Misrepresentation occurs before the execution of the Deed, the Promissory Seller shall have a period of 10 (ten) days counted from the claim notice to remedy the situation by Completion Date (which is extended accordingly, if necessary). If the Misrepresentation is only detected after the execution of the Deed, the Promissory Purchaser may claim compensation from the Promissory Seller for the damage and losses resulting from the Misrepresentation.

In case of a Misrepresentation detected before the execution of the Deed, which is not remedied within the cure period mentioned in the preceding paragraph, the Promissory Purchaser is entitled to, at its sole discretion, (i) terminate this Agreement, in which case Clause 8.1 applies, unless the Misrepresentation does not relate to title or encumbrances over the Property and has not been caused by an action or omission of any of the Promissory Seller; or (ii) proceed with the execution of the Deed, being the Promissory Purchaser nevertheless entitled to claim from the Promissory Seller a compensation for damage and losses due to a Misrepresentation as set forth in this clause to be settled on Completion Date.

9. GUARANTEE RELATED TO THE LEASE AGREEMENT

The Guarantor hereby undertakes that on Completion Date it will sign the Lease Agreement as guarantor, with express waiver to the need for prior prosecution of the Promissory Seller as tenant (*com renúncia expressa ao benefício da excussão prévia*), during the entire term of this Agreement and will deliver to the Promissory Purchaser a legal opinion in terms satisfactory to the Promissory Purchaser to be issued by the competent Irish law firm attesting the capacity and powers of the Guarantor and its signatories.

10. INTERIM PERIOD

10.1 MANAGEMENT OF THE PROPERTY UNTIL COMPLETION DATE

Between the date of execution of this Agreement and the Completion Date, the Promissory Seller shall continue to oversee the Property taking the Promissory Seller's best interest into consideration and undertakes not to carry out any acts in relation to the Property (e.g. performance of works or enter into any lease or use agreement), save for management measures that constitute day-to-day management measures (*atos de administração corrente*). The Promissory Seller shall also inform the Promissory Purchaser of any facts that may have a potential impact on the current value of the Property, within 1 (one) Business Day as from being aware of such facts.

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If at any time during the interim period, *i.e.*, until the execution of the Deed, a material adverse change occurs in relation to the Property (meaning any event, circumstance, effect, occurrence or state of affairs or any combination thereof which is, or is reasonably likely to be, materially adverse to the Property both physical (damage) or legal (e.g. title) or commercial/income losses (e.g. rental situation)), the Promissory Purchaser will be entitled to terminate this Agreement, no compensation being due by one Party to the other for such reason.

The Guarantor acknowledges that the execution of the Lease Agreement by the Guarantor is an essential condition to the Promissory Purchaser to enter into the Transaction.

11. REAL ESTATE BROKERAGE

The Parties declare that in the transaction provided for in this Agreement, the company Savills Portugal – Mediação Imobiliária, Lda., taxpayer number 505759810, acted as real estate agent, having its registered office at Avenida Miguel Bombarda, nº 4, 7º, Lisbon, holder of estate agency licence (AMI) no. 5446, issued by IMPIC (*Instituto dos Mercados Públicos, do Imobiliário e da Construção, I.P.)* - Institute of Public Markets, Real Estate and Construction.

Payment of the remuneration due to the real estate agent, as well as the expenses and other charges incurred/borne by it, shall be exclusively borne by the Promissory Seller.

12. MISCELLANEOUS

12.1 CONFIDENTIALITY

Each Party shall treat as strictly confidential, and shall cause its directors, officers, employers and advisors to treat as strictly confidential, the contents of this Agreement, any information regarding the Parties and their businesses, and the Property, as well as any information provided by the Parties in the course of the negotiation of this Agreement or pursuant to it ("**Confidential Information**").

Notwithstanding the foregoing, a Party may disclose Confidential Information if and to the extent that:

(A) Such disclosure is made to a permitted assigned party, or a (current or prospective) lender of the Promissory Purchaser;

(B) Such disclosure is required to provide information to the Party's shareholders and Board members (as well as the Board members of the Party's shareholders), advisers, auditors and regulatory and financial entities, when they reasonably require knowledge of the same, on the condition that in any event they are bound by law or by agreement to maintain the confidentiality of the acquired information.

(C) Such disclosure is required by any applicable laws, administrative or judicial or arbitration order;

(D) Such disclosure is required to complete any actions, perform any obligations or enforce any rights set forth hereunder.

12.2 PRESS RELEASES AND ANNOUNCEMENTS

No Party shall, without the prior written consent of the other Party, issue a press release or otherwise make a public statement with respect to the transactions contemplated by this Agreement, being however the Promissory Purchaser hereby authorised by the Promissory Seller to include information related to the completion of the transaction in its website and periodical statements, provided that it does not expressly mention the identity of the Promissory Seller without their prior written consent.

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The picture can't be displayed. 3. PARTIAL INVAL IDITY If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement, or the application of the subject term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law . 4. WAIVERS Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Party aga ins t whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument . No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained . No extension of time for performance of any ob liga tion or act shall be deemed an extension of the time for performance of any other obligation or act . 5. ENTIRE AGREEMENT This Agreement embodies and constitutes the entire understanding between the Parties hereto with respect to the subsequent matter hereof and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement . 6. COSTS AND EXPENSES RELATED TO THE AGREEMENT Each Party to this Agreement shall pay all the expenses and taxes incurred by it or on its behatt in connection with the preparation, authorisation,execution and performance of this Agreement . 7. AMENDMENTS TO THE AGREEMENT This Agreement may be amended or supp lemente d only by additional written agreements duly executed by the Parties hereto . 8. SURVIVAL The covenants and agreements made herein shall survive Completion . 13. NOTICES BETWEEN THE PARTIES All notices between the Parties in relation to this Agreement shall be in wr iting , in English, signed by the relevant representative(s) and may be delivered (i) personally, in which case such notice will be deemed to have been received at the time of delivery and signing of the respective receipt, (ii) by registered letter with acknowledgement of receipt, in which case such not ice will bedeemed to have been received on the date of such receipt, unless it has not been received to a reason attributable to the recipient or (iii) by email, in which case such notice will be deemed to have been received on the date of the read receipt . Copy of all notices shall also be sent by emai l . Limb (iii) shall not apply to notices claiming termination of this Agreement, in which case only (i) and (ii) applies . For the purpose of receiving notices, the Parties designate the following addresses : (A) To the Promissory Seller Att : Carlos Andre Antunes 13 /27

Address: Rua da Fábrica, without number, Sabugo, Almargem do Bispo, Pêro Pinheiro e Montelavar, Sintra, Portugal

Email: aantunes@fusion-fuel.eu

(B) **To the Promissory Purchaser**

Att: Miguel Valente Bento

Address: Avenida da Liberdade, no. 240, 1st floor, 1250-148 Lisbon, Portugal

Email: philippe.cervesi@corum-am.com / miguel.bento@corum-am.com

(C) **To the Guarantor:**

Att: Frederico Figueira de Chaves

Address: The Victorians, 15 - 18 Earlsfort Terrace, Saint Kevin's - Dublin 2, Ireland

Email: fchaves@fusion-fuel.eu

In the event of a change of address of a Party, such change shall be notified by the said Party to the other Party reasonably in advance and in accordance with the terms of this Clause 12.

14. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by the laws of Portugal.

Any dispute, controversy or claim arising from or in connection with this Agreement shall be settled by the judicial courts of Lisbon.

15. DATA PROTECTION

In accordance with the applicable Data Protection laws, the personal data of the individuals who sign, manage and perform this Agreement in the name or on behalf of the Parties will be processed by the other Party to carry out, perform, manage and monitor the Agreement and comply with their statutory duties. With regard to the processing for which each of the Parties is responsible, the data subjects may exercise their right of access, rights to rectification, erasure, object, data portability, restriction of processing and not be subject to automated individual decision-making and any other right recognised by the applicable regulations from time to time, by writing to the addresses mentioned in Clause 13. The processing of this data is necessary and the basis for doing so are: (i) performing and monitoring the contractual relationship between the Parties (ii) complying with the Parties' statutory obligations. Personal data will be processed during the term of this Agreement, after which the Parties will retain the personal data for up to ten (10) years unless, unless a longer term applies for statutory or contractual reasons. The data subjects also have the right to file claims and requests relating to their data protection rights with the relevant data protection authority. Before either Party discloses to the other any personal data of any individual who performs or manages the Agreement or of any third parties, the disclosing Party must previously inform the data subjects of the content of the preceding paragraph and comply with any other mandatory requirements that may apply for the lawful disclosure of the data to the recipient so that the latter does not have to take any additional steps vis-à-vis the data subjects.

16. LIST OF SCHEDULES

The schedules attached hereto and listed hereunder form an integral part of this Promissory Agreement:

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The picture can't be displayed. Schedule 1 15 /27 Schedule 2 Schedule 3 Schedule 4 Schedule 5 Schedule 6 Schedule 7 Schedule 8 Schedule9 Property's land registry permanent excerpt and tax certificate Use Perm i t Draft Lease Agreeme nt Estimated settlement of accounts Promissory Seller's Representations and Warranties Promissory Purchaser ' s Representations and Warranties List of documents to be handed over to the Promissory Purchaser on Completion Date Plans of the Property Works to be performed by the Promissory Seller The Parties sign and initial this Agreement in 2(two) originals, 1 (one) for each Party. [remainder of this page intentionally left blank; signatures page follows]

The picture can't be displayed. Promissory Seller FUSION FUEL PORTUGAL, S.A. 16 /27 Name: Carlos Andre de Melo Pinheiro Antunes Capacity: Director Promissory Purchaser SCPI CORUM EURION · SUCURSAL EM PORTUGAL Name: Miguel Valente Bento Capacity : Attorney - in - fact Guarantor FUSION FUEL GREEN Name: Jaime Domingos Ferreira da Silva Capacity: Director